Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Monday, April 7, 2003

(215) 862-7900

KEY ENERGY ANNOUNCES THE APPOINTMENT OF A NEW DIRECTOR

MIDLAND, TEXAS, April 7, 2003 — Key Energy Services, Inc. (NYSE:KEG) announce today that it has added an eight board seat and has appointed Ralph (“Mike”) S. Michael, III to fill this new board seat.  Mr. Michael will also serve as Chairman of the Company’s Audit Committee.

Mr. Michael, who is 48 years old, served as Executive Vice President and Group Executive of the PNC Financial Services Group, from February 2001 to September 2002, with responsibility for PNC Corporate Banking.  He served as President of PNC Bank, Ohio from May 1992 to March 1996 and as Chief Executive Officer from August 1992 to March 1996.  He served as Executive Vice President of Pittsburgh National Bank from March 1991 to May 1992, and served in a number of management positions with Pittsburgh National Bank since his hire in 1979.  He has been a director of Ohio Casualty Corporation, a property and casualty insurance business, since April 2002.  He has also been a director of T.H.E., Inc. since 1991.  He holds a BA from Stanford University and an MBA from the UCLA Graduate School of Management.

Francis D. John, Chairman and Chief Executive Officer, stated “We are very pleased to have Mike Michael join our board.  Mike has substantial experience in banking and the natural resources industry.  These experiences along with his financial expertise will provide significant value to the company’s management team and existing independent board of directors.  We look forward to Mike’s participation and contribution in shaping the company’s strategic vision.”

Key Energy Services is the world’s largest well service company and owns approximately 1,489 well service rigs and 2,295 oilfield services vehicles, as well as 79 drilling rigs. The Company provides diversified energy operations including well servicing, contract drilling and other oilfield services and oil and natural gas production.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and in Argentina, Egypt and Ontario, Canada.

6 Desta Drive, Suite 4400, Midland, TX 79705